Exhibit 3.1

CELSIA TECHNOLOGIES, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES C PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

        The undersigned, Jorge Fernandez, does hereby certify that:

                1. He is the Chief Financial Officer and Secretary, respectively, of Celsia Technologies, Inc., a Nevada corporation (the “Corporation”).

                2. The Corporation is authorized to issue 100,000,000 shares of preferred stock, 37,000,000 of which have been issued.

                3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

        WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 100,000,000 shares, $0.001 par value per share, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

        WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 3,000,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

        NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1.     Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed into.

“New York Courts” shall have the meaning set forth in Section 4(e).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Purchase Agreement” means the Securities Purchase Agreement, dated on or about the Original Issue Date, to which the Corporation and certain of the original Holders are parties, as amended, modified or supplemented from time to time in accordance with its terms.

“Stated Value” shall have the meaning set forth in Section 2.

“Transaction Documents” shall have the meaning set forth in the Purchase Agreement.

Section 2.     Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series C  Preferred Stock (the “Preferred Stock”) and the number of shares so designated shall be up to 3,000,000 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.001 per share.

Section 3.    Voting.  Until such date as Holders holding at least 60% of the then outstanding shares of Preferred Stock notify the Corporation that the Preferred Stock shall no longer have voting rights, each of the Holders shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and to vote together as a single class with the holders of the Common Stock, on all matters requiring approval of the holders of the Common Stock, except that each share of Preferred Stock shall be entitled to 20 votes per share.  In addition, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of 60% or more of the then outstanding shares of the Preferred Stock, (a) alter, amend or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) amend its articles of incorporation or other charter documents in any manner that adversely affects any rights of the Holders, (c) increase the number of authorized shares of Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Section 4.     Liquidation, Dissolution or Winding Up.  Except as may be required by law, holders of the Preferred Stock shall have no rights upon liquidation, dissolution or winding up of the Corporation.

Section 5.     Dividends. Holders of Preferred Stock shall not be entitled to receive any payment or distribution in the event any dividend or other distribution payable in cash or other property is declared on the Common Stock.

Section 6.     Miscellaneous.

(a)          Transfer Restrictions.  The Preferred Stock may only be disposed of in compliance with state and federal securities laws, and as permitted pursuant to this Section and Section 4.1 of the Purchase Agreement.  In addition to the restrictions set forth in Section 4.1 of the Purchase Agreement, the Preferred Stock may only be transferred by a Holder in connection with a transfer of all or a portion of such Holder’s Debenture.  For every $1.00 of principal amount of Debentures that a Holder transfers, the Holder shall be required to transfer one share of Preferred Stock to the transferee of such Debenture.  The Corporation acknowledges and agrees to effect any such transfer as and when a Holder transfers all or a portion of its respective Debenture.

(b)         Automatic Redemption upon Payment in Full or Conversion of the Debentures.  On the earlier of (i) the date the Corporation indefeasibly pays a Holder’s Debenture in full (including by way of redemption) or (ii) the date a Holder converts its Debenture in full or in part (the “Automatic Redemption Trigger Date”), the Corporation shall redeem such number of the then outstanding Preferred Stock held by such Holder in proportion to such redemption or conversion, for an amount in cash equal to the par value per share of Preferred Stock held by such Holder within five Business Days of the Automatic Redemption Trigger Date.

(c)          Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above, facsimile number 305-359-9698, Attention: Jorge Fernandez , or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 4.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of the Holders.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4 prior to 5:30 p.m. (New York City time) on any date, (ii) the date immediately following the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 4 between 5:30 p.m. and 11:59 p.m. (New York City time) on any date, (iii) the second Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(d)          Lost or Mutilated Preferred Stock Certificate.  If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(e)          Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada without regard to the principles of conflict of laws thereof.  Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If either party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(f)           Waiver/Amendments.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation.  Any waiver by the Corporation or a Holder must be in writing.  This Certificate of Designation may be modified or amended or the provisions hereof waived with the prior written consent of the Corporation and the holders of 60% or more of the then outstanding shares of Preferred Stock and such modification, amendment or waiver shall be binding upon all holders of the Preferred Stock.

(g)          Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

(h)          Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(i)           Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(j)           Status of Converted or Redeemed Preferred Stock.  If any shares of Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

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RESOLVED, FURTHER, that the Chairman, the president or any vice-president of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

        IN WITNESS WHEREOF, the undersigned have executed this Certificate this 16 day of January, 2009.

/s/ Jorge Fernandez
Name: Jorge Fernandez
Title: Chief Financial Officer